EXHIBIT 11


                DDL ELECTRONICS, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
                            (Unaudited)


                                                Three Months Ended
                                                   September 30,
                                             ------------------------
                                              1997              1996
                                             ------            ------
    PRIMARY EARNINGS PER SHARE:

Net income (loss)                        $   129,000       $  (725,000)
                                          ==========        ==========
Weighted average number of common
  shares outstanding                      24,591,103        23,017,458
Assumed exercise of options and warrants
  net of shares assumed reacquired           132,751             -
                                          ----------        ----------
Average common shares and common
  share equivalents                       24,723,854        23,017,458
                                          ==========        ==========


Primary earnings (loss) per share            $   .01           $  (.03)
                                                ====              ====



    FULLY DILUTED EARNINGS PER SHARE:

Net income (loss)                        $   129,000       $  (725,000)
Add back net interest related to
  convertible subordinated debentures         34,000            34,000
                                          ----------        ----------
Net income (loss) for fully
  diluted computation                    $   163,000       $  (691,000)
                                          ==========        ==========
Weighted average number of common
  shares outstanding                      24,591,103        23,017,458
Assumed exercise of options and warrants
  net of shares assumed reacquired
  under treasury stock method using
  period end market price, if higher
  than average market price                  132,751           309,562
Assumed conversion of convertible
  subordinated debentures                    310,206           310,206
                                          ----------        ----------
Average fully diluted shares              25,034,060        23,637,226
                                          ==========        ==========

Fully diluted earnings
  (loss) per share                            $ 0.01           $  (.03)
                                                ====              ====